EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                        Nine Months Ended
                                                                          September 30,
                                                                         2000        1999
                                                                       ---------   ---------
EARNINGS PER SHARE
   Net earnings available for common shares and
   common stock equivalent shares deemed to have a dilutive effect     $290,090    $551,980
                                                                       ========    ========
   Basic earnings per share                                               $0.33       $0.63
                                                                          =====       =====
   Diluted earnings per share                                             $0.32       $0.59
                                                                          =====       =====
   Shares used in basic earnings per share computation
   Weighted average common shares outstanding                           876,492     881,005
                                                                        =======     =======
   Shares used in diluted earnings per share computation
   Weighted average common shares outstanding                           914,941     941,549

   Additional potentially dilutive effect of stock options               38,449      60,544
                                                                        -------     -------
                                                                        876,492     881,005
                                                                        =======     =======